Exhibit 9.1

May 7, 2020

Ladies and Gentlemen:

We have read Item 4(a) of the Form 1-U dated May 7, 2020 of Groundfloor Finance Inc. and we agree with the statements made therein. We have no basis to agree or disagree with the statements made in Item 4(b).

Kind Regards,

Hughes Pittman & Gupton